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                                                                     EXHIBIT 8.1

                             FORM OF TAX OPINION


_______ __, 1999


PRIVATE & CONFIDENTIAL

The Board of Directors                  The Board of Directors         GENERAL ATLANTIC PARTNERS 20, L.P.
Security First Technologies Corp.       FICS Group N.V.                GENERAL ATLANTIC PARTNERS 52, L.P.
3390 Peachtree Road                     Excelsirolaan 87               GAP COINVESTMENT PARTNERS, L.P.
Suite 1700                              1930 Zaventem, Belgium         c/o General Atlantic Service Corp.
Atlanta, GA  USA  30326                                                3 Pickwick Plaza
                                                                       Greenwich, CT  USA  06830


Dear Members of the Boards:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain United States federal income tax consequences resulting from the proposed acquisition (hereinafter referred to as "the Acquisition") of FICS Group N.V., a Belgian corporation (a naamloze vennootschap ("N.V.") ("FICS")) from its participating shareholders by S1 Europe Holdings N.V., a newly created Belgian corporation (a naamloze vennootschap), ("Acquiring") that is directly owned by Security First Technologies Corporation ("Issuing"), in exchange solely for voting common stock of Issuing and the right to receive solely additional common stock of Issuing in the future, pursuant to the Share Purchase Agreement II and the Stock Purchase Agreement II, each dated September 21, 1999 (the "Agreements") and as amended on October 7, 1999. Specifically, you have requested an opinion from KPMG that the Acquisition should constitute a reorganization pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter, all section references are to the Code unless otherwise indicated).

FACTS

Issuing is a publicly traded holding company incorporated under the laws of the state of Delaware. Issuing has issued and outstanding both voting common stock (the "Issuing Common Stock") and various classes of non-voting preferred stock. Issuing owns all of the stock of Security First Technologies, Inc. ("Sub 1") a Kentucky corporation. Sub 1 owns all of the member interests in S1 Holdings, LLC, a Delaware LLC ("Sub 2"). Sub1 develops integrated, brandable internet applications that enable financial services companies to create their own financial portals. Among other things, Sub 1's software integrates banking, investment, loan and credit card accounts at an institution (the "Virtual Financial Manager Software"). Sub 1 licenses its Virtual Financial Manager


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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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Software, provides installation and integration services, and offers outsourced internet transaction processing through its data center.

Issuing and Sub 2 created Acquiring and own 99 percent and 1 percent respectively of Acquiring. Acquiring will be treated as a corporation for United States federal income tax purposes.

FICS is a Belgian N.V., treated as a corporation for U.S. federal income tax purposes, with subsidiaries located throughout the world. It is a leading software provider for the global financial services industry. FICS designs, develops, markets, and supports software products that enable banks and financial institutions to interact electronically with their customers. FICS's software provides both corporate and retail banking solutions.

FICS has issued and outstanding both ordinary and preferred shares. Specifically, FICS's outstanding shares consist of 96,350 ordinary shares (the "FICS Common Stock"), 40,000 shares of Series B1 preferred stock (the "Class B1 Preferred Stock"), 950 shares of Series B2 preferred stock (the "Class B2 Preferred Stock"), and 9,302 shares of Series C preferred stock (the "Class C Preferred Stock"). (Collectively, the FICS Common Stock, the Class B1 Preferred Stock, the Class B2 Preferred Stock and the Class C Preferred Stock are referred to as the "FICS Stock"). In addition, FICS currently has outstanding options to acquire 12,288.03 shares of FICS Common Stock (the "FICS Options").

Three General Atlantic Partnerships (collectively the "US FICS Shareholders") own all of the Class B1 Preferred Stock and 950 shares of the Class B2 Preferred Stock. Persons that may or may not be subject to US tax own the remaining stock of FICS (the "Other FICS Shareholders").

It has been represented to KPMG that, for valid corporate business purposes, Acquiring will acquire all of the stock of FICS owned by the US FICS Shareholders and the participating Other FICS Shareholders (collectively, the "FICS Shareholders"). To that end, and pursuant to the Agreements, the following Steps are proposed:

Acquiring will borrow $357,500,000 (the "Initial Payment") from a third party financial institution (the "Bank") (on a short-term basis and solely for purposes of effectuating this transaction) chosen solely by Issuing.


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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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1.    The Bank will establish an escrow account on behalf of each of the FICS
      Shareholders (collectively the "Escrow"), to facilitate the following transactions, all of the steps of which will take place on one day: (a) Acquiring will transfer the Initial Payment to the Escrow and the FICS Shareholders will transfer all of their FICS Stock to Acquiring, and (b), the FICS Shareholders will, pursuant to the Agreement, cause the Initial Payment held in the Escrow to be paid to Issuing to acquire solely 10,000,000 shares of Issuing Common Stock from Issuing in exchange for the Initial Payment.

2. Immediately after Step 2, Issuing will transfer the Initial Payment received in Step 2(b) as a capital contribution to Acquiring. Immediately thereafter, Acquiring will repay the Bank the Initial Payment.

3. No later than thirty days after the filing of Issuing's Form 10-K for each of fiscal years 2000 and 2001, or immediately upon the occurrence of an Acceleration Event(1), Acquiring will duplicate the procedure described in Steps 1, 2, and 3, described above. The amount transferred to the Escrow (the "Subsequent Payment in each case will represent an agreed upon amount pursuant to the Agreements and the number of shares of Issuing Common Stock received by the FICS Shareholders will be based on a per-share price equal to $35.75 per-share. If an acceptable bank cannot be found, Acquiring will substitute it's own bill of exchange (the "Bill of Exchange") for the


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(1) An Acceleration Event occurs upon the happening of any one of the following events: (1) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of the outstanding common stock of Issuing; (2) Issuing shall consolidate or merge with or into any other person (other than pursuant to a consolidation or merger to which Issuing Shareholders immediately prior to the effective time of such consolidation or merger own a majority of the issued and outstanding common stock of the surviving corporation immediately after such effective time); (3) Issuing shall sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of Issuing and its subsidiaries, taken as a whole, to any other person;
(4) Issuing Common Stock or any successor security thereto is no longer quoted on the NASDAQ Stock Market or a "national securities exchange" (as defined in section 6 of the Exchange Act); (5) Issuing or any other successor entity thereto no longer has a class of securities registered under the Exchange Act; or (6) Michel Akkermans is removed from his position of chairman of the board of directors of Issuing, without his consent and other than for cause.


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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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      Subsequent Payment. In no event will the additional shares issued under the Agreement exceed 4,500,000 shares of Issuing Common Stock.

4. The FICS Options will be exchanged for options to acquire Issuing Common Stock (the "Issuing Options"), such Issuing Options having a fair market (at the time of the Acquisition) value approximately equal to the fair market value of the surrendered FICS Options.

In addition, Issuing shall grant a number of Issuing Options (the "Issuing Compensatory Options") to employees of FICS ("FICS Employees"), solely for the purpose of providing incentives to FICS Employees for the performance of past and future services. The recipients of the Issuing Compensatory Options will be designated by Michel Akkermans, solely in his capacity as an officer and director of Issuing. Neither Michel Akkermans, nor any person related to Michel Akkermans will be a recipient of any Issuing Compensatory Options.

REPRESENTATIONS

You have also made the following additional representations to KPMG regarding the proposed transaction:

1. Acquiring and FICS are per se corporations as identified in Reg. sec. 301.7701-2(b)(8)(i).

2. The fair market value of the Issuing Common Stock received by each FICS Shareholder in exchange for FICS Stock will be approximately equal to the fair market value of the FICS Stock surrendered by each FICS Shareholder in the Acquisition.

3. Except as to any Subsequent Payment or Bill of Exchange described in step 4, there is no current plan or intention for Issuing or any person related (as defined in Reg. sec. 1.368-1(e)(3), applying the principles of paragraph (4) and (5) of that subsection) to Issuing, to acquire, during the five year period beginning immediately after the Acquisition, with consideration other than Issuing Common Stock, the Issuing Common Stock furnished in exchange for a proprietary interest in FICS in the Acquisition, either directly or through any transaction, agreement or arrangement with any other person.


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Security First Technologies Corporation and
FICS Group NV
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4.    FICS has no plan or intention to issue additional shares of its stock that would result in Acquiring losing control of FICS within the meaning of section 368(c) of the Code.

5. Neither Issuing nor Acquiring has any plan or intention to liquidate FICS; to merge FICS into another corporation; to cause FICS to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the FICS Stock acquired in the transaction, except for transfers described in section 368(a)(2)(C) of the Code.

6. Issuing, Acquiring, FICS, and the FICS Shareholders will each pay their respective expenses, if any, incurred in connection with the Acquisition.

7. Acquiring will acquire FICS Stock solely in exchange for Issuing Common Stock. For purposes of this representation, the Initial Payment (and any Subsequent Payment or Bill of Exchange as the case may be pursuant to Step 4, described above) will be ignored. Further, for purposes of this representation, FICS Stock redeemed for cash or other property furnished by Issuing, or any person related to Issuing (including Acquiring), will be considered as acquired by Acquiring in exchange for that other cash or property. No liabilities of FICS or the FICS Shareholders will be assumed by Issuing or any person related to Issuing (including Acquiring), nor will any of the FICS Stock be subject to any liabilities.

8. At the time of the transaction, FICS will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in FICS that, if exercised or converted, would affect Acquiring's acquisition or retention of control of FICS, as defined in section 368(c) of the Code.

9. During the five year period ending immediately before the Acquisition (and disregarding the transfer of the Initial Payment):

      (i) none of the following will have acquired FICS Stock with consideration other than Issuing Common Stock either directly or through any transaction, agreement, or arrangement with any other person: Issuing, Acquiring, or any person related (as defined in Reg. Sec. 1.368-1(e)(3)) to Issuing or Acquiring;
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The Boards of Directors of
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FICS Group NV
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      (ii)  neither FICS, nor any person related (as defined in Reg. Sec.
            1.368-1(e)(3) applying the principles of paragraph (4) and (5)) to FICS, will have (in the case of FICS) redeemed or (in the case of a related party) acquired FICS stock with consideration other than Issuing Common Stock or FICS Stock either directly or through any transaction, agreement, or arrangement with any other person; and

      (iii) no distributions (except for ordinary, normal, or regular dividend distributions made pursuant to FICS's historical dividend paying practice) will have been made with respect to FICS Stock either directly or through any transaction, agreement, or arrangement with any other person.

10. Following the transaction, FICS will continue its historical business or use a significant portion of its historical business assets in the business.

11.   Issuing, Acquiring, and FICS are not investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

12. On the date of the transaction, the fair market value of the assets of FICS will exceed the sum of its liabilities, plus the liabilities, if any, to which the assets are subject.

13. None of the compensation received by any shareholder employee of FICS will be separate consideration for, or allocable to, any of their shares of FICS Stock; none of the shares of Issuing Common Stock received by any shareholder employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

14. Neither FICS nor Acquiring is a passive foreign investment company (PFIC) as defined in section 1297(a) of the Code.

15. All stock to be issued in the Acquisition is to be issued within five years from the date of the Acquisition.

16. There is a valid business reason for not issuing all the Issuing Common Stock to be issued in the Acquisition immediately.


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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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17.   The maximum number of shares that may be issued in the exchange is stated
      and at least 50 percent of the maximum number of shares of each class of stock that may be issued will be issued on the date of the Acquisition.

18. The rights to receive Issuing Common Stock in the future ("Contingent Stock Rights") pursuant to the Agreements are not evidenced by negotiable certificates of any kind, are not readily marketable, and the Contingent Stock Rights can only give right to the receipt of additional Issuing Common Stock.

19. The issuance of shares pursuant to the Contingent Stock Rights will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the FICS Shareholders in their capacity as FICS Shareholders.

20. The issuance of shares pursuant to the Contingent Stock Rights will not be triggered by reason of the payment of additional tax or the reduction in tax paid as a result of an Internal Revenue Service audit of the FICS Shareholders or Issuing.

21. The mechanism for the calculation of the additional Issuing Common Stock to be issued is objective and readily ascertainable. Stock issued as compensation, royalties or any other consideration other than in exchange for stock or assets will not be received in the Acquisition.

22. No interest will be earned on the Initial Payment or any Subsequent Payment (or on any Bill of Exchange, as the case may be) when held by the Escrow.

23. FICS Option holders who own no FICS Stock, in the aggregate, hold a substantial proportion of the FICS Options.

24. The transfer of the Initial Payment and any Subsequent Payment (or any Bill of Exchange, as the case may be) to the Escrow, the transfer of same to Issuing, and Issuing's return of same to Acquiring are all undertaken for reasons of foreign law.

25. No FICS shareholder who is a U.S. person will own 5 percent or more (in vote or value), directly or indirectly, of the stock of Issuing. For purposes of this representation, stock of Issuing owned by a partnership will be treated as owned proportionately by its partners.



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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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SCOPE OF OPINION

You have submitted for our consideration certain Facts and Representations and Agreements as to the proposed Acquisition, which are specifically described above. Our opinion is based on our review of the Agreements and upon the Facts and Representations set forth in this letter. If any Fact or Representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

The opinion contained herein is rendered only with respect to the specific opinions set forth below under the heading Opinion and KPMG expresses no opinion with respect to any other foreign, federal, state, or local tax aspect, except as expressed to you in separate advices. Specifically, no opinion was requested and no opinion is rendered with respect to whether the exchange of FICS Options for Issuing Options is subject to nonrecognition treatment. Additionally, KPMG is not rendering any opinion as to the United States federal tax consequences on the receipt, by any person or persons, of Issuing Common Stock that are determined to be compensatory in nature. No inference should be drawn on any matter not specifically opined upon.

This opinion is not binding upon any tax authority (including the Internal Revenue Service) or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date hereof and all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could be retroactive in effect and, therefore, could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law that occur subsequent to the issuance of this letter.

KPMG is rendering this opinion only to Issuing, FICS, and the FICS Shareholders. Therefore, this opinion cannot be relied upon by any person or persons other than Issuing, FICS, or the FICS Shareholders. This opinion may not be included in any documents available to any third parties, or be incorporated by reference in any documents available to such third parties, without the express written consent of KPMG.


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The Boards of Directors of
Security First Technologies Corporation and
FICS Group NV
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KPMG has not verified the accuracy of the Facts or Representations contained herein. The parties referred to in the prior paragraph understand this fact and agree to KPMG's reliance on each Fact and Representation included herein in rendering its opinions.

OPINIONS

Based solely on our review of the Agreements and on the Facts and Representations as stated herein, and as limited by the Scope Of Opinion, above, it is the opinion of KPMG that for United States federal income tax purposes:

      1. The transitory steps (i.e., the transfer of the Initial Payment and the Subsequent Payment, if any (or any Bill of Exchange, as the case may be), by Acquiring to Escrow, followed by the transfer of the same by Escrow to Issuing, followed by the transfer of the same by Issuing back to Acquiring) occurring as part of the plan of Acquisition, should be disregarded and the Acquisition should constitute an exchange by the FICS Shareholders of their FICS Stock for Issuing Common Stock. Rev. Rul. 78-397, 1978-2 C.B. 150 and Rev. Rul. 80-154, 1980-1 C.B. 68.

      2.    The Acquisition should constitute a reorganization pursuant to section 368(a)(1)(B). Issuing, Acquiring, and FICS should each be "a party to a reorganization" within the meaning of section 368(b).

      3. No gain or loss should be recognized by Acquiring upon the issuance, pursuant to the Agreements, of the Issuing Common Stock in exchange for FICS Stock. Reg. Section 1.1032-2.

      4. The basis of the stock of FICS, in the hands of Acquiring, should be the same as the basis of such stock in the hands of the FICS Shareholders immediately prior to the Acquisition. Section 362(b).

      5. The holding period of the stock of FICS, in the hands of Acquiring, should include the holding period of such stock in the hands of the FICS Shareholders immediately prior to the Acquisition. Section 1223(2).

      6. No gain or loss should be recognized by the FICS Shareholders on the receipt of Issuing Common Stock that is received solely in exchange for their FICS Stock (a) on the date of the Acquisition, or (b) in the future pursuant to the Contingent


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FICS Group NV
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            Stock Rights. Section 354(a)(1). A portion of the Issuing Common
            Stock that is received in the future pursuant to the Contingent Stock Rights should not be treated as in exchange for FICS Stock, but rather should be treated as interest income. Reg. Section 1.483-2(b). Issuing Common Stock received by the FICS Shareholders that is not in exchange for their FICS Stock, if any, is not covered by this Opinion.

      7. The basis of the Issuing Common Stock received by the FICS Shareholders solely in exchange for the FICS Stock, pursuant to the Acquisition should be, in each instance, the same as the basis of the FICS Stock surrendered in exchange therefore. Section 358(a)(1). If the Issuing Common Stock is disposed of prior to completion of Step 4, this aggregate basis must be allocated over the maximum shares of Issuing Common Stock that may be received in exchange for FICS Stock in order to determine the basis of individual shares. Reg. Section 1.453-1(f)(2)(iv) and Rev. Proc. 84-42, 1984-1 C.B.
            521.

      8. The holding period of the Issuing Common Stock received pursuant to the Acquisition by the FICS Shareholders solely in exchange for the FICS stock should include the holding period of the FICS Stock for which it is exchanged, provided that the shares of the FICS Stock are capital assets in the hands of the holder. Section 1223(1).


Very truly yours,


KPMG  LLP